Filed Pursuant to Rule 424(b)(3)
File No. 333-235913
WILSHIRE wSHARES ENHANCED GOLD TRUST
Supplement dated October 8, 2021
to
Amended and Restated Prospectus dated April 16, 2021
This supplement (the “Supplement”) updates the amended and restated prospectus of Wilshire wShares Enhanced Gold Trust (the “Trust”), dated April 16, 2021 (as supplemented to date, the “Prospectus”), with the following information.  Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Prospectus.
This Supplement should be read in its entirety and kept together with the Prospectus for future reference.
Effective immediately, the name of the Trust is changing as follows:
Current Name	New Name
Wilshire wShares Enhanced Gold Trust	wShares Enhanced Gold ETF
Additionally, effective immediately, the name of the Wilshire Gold Index (the “Index”) is changing as follows:
Current Name	New Name
Wilshire Gold Index	wShares Gold Index
Accordingly, effective immediately, all references in the Prospectus to the current name of the Trust and that of the Index are replaced with the new name of the Trust  and that of the Index, respectively, as set forth in the applicable table above.
The Prospectus remains unchanged in all other respects.